Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Full Year 2020 and Fourth Quarter Earnings;
Outlines Strong 2021 Growth Outlook

Dallas, January 28, 2021: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported GAAP diluted earnings per share of $16.85 and adjusted earnings per share of $7.64. Net sales for the full year were $5.7 billion, as pricing and volume declined by 6 percent and 5 percent, respectively, from 2019. Amid the ongoing global COVID-19 pandemic, Celanese executed on controllable actions, including over $200 million in productivity initiatives, to mitigate challenges in 2020. The Company generated resilient operating cash flow of $1.3 billion and free cash flow of $950 million. During 2020, Celanese returned $943 million of cash to shareholders, consisting of $650 million in share repurchases and $293 million in dividends. The Company repurchased 5 percent of total shares outstanding across 2020. The close of the Polyplastics transaction in October provided cash proceeds of approximately $1.6 billion which contributed to $500 million of share repurchases in the second half of the year. With continued cash generation and current cash and short-term investment balances, Celanese has significant capacity to invest in organic and inorganic growth opportunities as well as future share repurchases.
Celanese also reported fourth quarter GAAP diluted earnings per share of $12.50 and adjusted earnings per share of $2.09. The differences between GAAP and adjusted earnings per share for the fourth quarter and full year were due primarily to Certain Items, including a $1.4 billion gain on the sale of Polyplastics and a pension mark to market adjustment of $95 million.
"This past year presented enormous challenges across all of our businesses in every region of the world. The dedication of our employees and the resiliency of our businesses were evident in our 2020 financial performance. I thank our teams for their actions throughout this year to strengthen Celanese despite the headwinds of COVID-19, including driving sustainable productivity and supply chain initiatives, accelerating our turnaround activity, integrating the Elotex acquisition, and taking strategic action on our Engineered Materials joint ventures. As a result of these actions and many others, we are well-positioned to drive strong earnings growth in 2021," said Lori Ryerkerk, chairman and chief executive officer.

Fourth Quarter 2020 and Full Year 2020 Financial Highlights:

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	572	526	539
Acetate Tow	134	129	148
Acetyl Chain	910	776	771
Intersegment Eliminations	(25)	(20)	(26)
Total	1,591	1,411	1,432

Operating Profit (Loss)
Engineered Materials	62	84	88
Acetate Tow	30	30	22
Acetyl Chain	186	121	108
Other Activities	(75)	(51)	(150)
Total	203	184	68

Net Earnings (Loss)	1,454	209	45

Adjusted EBIT(1)
Engineered Materials	82	116	136
Acetate Tow	59	59	54
Acetyl Chain	187	126	144
Other Activities	(28)	(11)	(31)
Total	300	290	303

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	15	21	45
Acetate Tow	29	28	24

Operating EBITDA(1)	387	378	387
Diluted EPS - continuing operations	$12.50	$1.76	$0.35
Diluted EPS - total	$12.50	$1.75	$0.36
Adjusted EPS(1)	$2.09	$1.95	$1.99

Net cash provided by (used in) investing activities	979	(78)	(168)
Net cash provided by (used in) financing activities	(933)	(290)	(199)
Net cash provided by (used in) operating activities	274	431	326
Free cash flow(1)	181	351	179

	Year Ended December 31,
	2020	2019
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	2,081	2,386
Acetate Tow	519	636
Acetyl Chain	3,147	3,392
Intersegment Eliminations	(92)	(117)
Total	5,655	6,297

Operating Profit (Loss)
Engineered Materials	235	446
Acetate Tow	118	52
Acetyl Chain	563	678
Other Activities	(252)	(342)
Total	664	834

Net Earnings (Loss)	1,992	858

Adjusted EBIT(1)
Engineered Materials	403	621
Acetate Tow	249	268
Acetyl Chain	568	727
Other Activities	(89)	(140)
Total	1,131	1,476

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	115	168
Acetate Tow	126	112

Operating EBITDA(1)	1,475	1,805
Diluted EPS - continuing operations	$16.85	$6.89
Diluted EPS - total	$16.75	$6.84
Adjusted EPS(1)	$7.64	$9.53

Net cash provided by (used in) investing activities	592	(493)
Net cash provided by (used in) financing activities	(1,471)	(935)
Net cash provided by (used in) operating activities	1,343	1,454
Free cash flow(1)	950	1,074
______________________________
(1)See "Non-US GAAP Financial Measures" below.

Full Year Business Segment Overview
Engineered Materials
Engineered Materials generated net sales of $2.1 billion, down 13 percent over 2019 due to an 11 percent decline in volume and a 3 percent decline in pricing. Volume in 2020 was unfavorably impacted by global demand softness due to COVID-19, particularly in the Western Hemisphere where demand recovery still lags Asia. Despite broad demand recovery at year end, 2020 Engineered Materials volume in the automotive, electronics, consumer, and medical end markets remained below prior year levels. The business delivered GAAP operating profit of $235 million and adjusted EBIT of $403 million in 2020, which included turnaround costs of approximately $70 million for the Bishop, Texas and Frankfurt, Germany POM facilities. GAAP operating profit margin was 11 percent and adjusted EBIT margin was 19 percent in 2020. Affiliate earnings declined 32 percent from 2019, due to depressed demand and pricing conditions as well as the sale of the Polyplastics joint venture (JV) in October.
Acetyl Chain
The Acetyl Chain delivered 2020 net sales of $3.1 billion, a decline of 7 percent over last year. Pricing declined 8 percent due to demand softness from COVID-19 and an overall deflationary backdrop throughout most of 2020. Volume in 2020 was flat compared to the prior year as the business successfully supplied elevated demand levels towards the end of the year. Despite significant industry headwinds during the year, the Acetyl Chain generated GAAP operating profit of $563 million and adjusted EBIT of $568 million, with margins of approximately 18 percent. By delivering adjusted EBIT approaching $600 million during 2020, a threshold that has only been surpassed three times in the last ten years, the Acetyl Chain demonstrated the resiliency of its business model and the unparalleled optionality it exercises.
Acetate Tow
Acetate Tow generated full year net sales of $519 million, which reflected a decline in volume of 14 percent due to the expiration of an acetate flake contract and a modest secular decline in overall global demand. GAAP operating profit was $118 million and adjusted EBIT was $249 million for 2020 and reflected the impact of productivity initiatives and affiliate performance. Dividends from affiliates were $126 million in 2020, 13 percent higher from the prior year due to continued strong Chinese affiliate performance.
Fourth Quarter 2020 Highlights:
•Closed the transaction to monetize the Company's equity investment in the Polyplastics JV for cash proceeds of $1.6 billion.
•Signed a memorandum of understanding to restructure the Korea Engineering Plastics Co. JV as a manufacturing JV that would give Celanese and its JV partner offtake rights to POM in Asia.
•Resumed the project to expand the Clear Lake acetic acid capacity from 1.3 million tons to 2.0 million tons.
•Announced the intent to build a world-scale liquid crystal polymer (LCP) polymerization plant in China to come online in 2024 to support growth across 5G, 'Internet of Things' and vehicle electrification applications.
•Launched POM ECO-B, a sustainable product containing up to 97% bio-content via a mass-balance approach and supporting the growing demand for materials with renewable content.

•Extended a long-term contract with Nanjing Dragon Crown Liquid Chemical Terminal Co. Ltd. for providing terminal services to the Company's integrated chemical facility in Nanjing, China.
•Announced a virtual Investor Day for March 25, 2021. The executive management team will provide details on the Company's business strategies and outline the path for growth through 2023.
Fourth Quarter 2020 Business Segment Overview
Engineered Materials
Engineered Materials reported net sales of $572 million in the fourth quarter, resulting from a sequential volume increase of 7 percent. Volume expansion was driven by strong demand recovery across several end markets, particularly automotive in Asia, modest recovery in medical, and continued resiliency in electronics. Pricing in the fourth quarter remained flat sequentially as pricing initiatives across the business helped to offset typical, unfavorable regional mix at year end. Engineered Materials generated GAAP operating income of $62 million and adjusted EBIT of $82 million at margins of 11 percent and 14 percent, respectively, during the fourth quarter. By offsetting higher costs in the fourth quarter due to broad raw material and energy inflation, as well as higher manufacturing spend as plants returned to more normal operations, the business limited the sequential declines in fourth quarter adjusted EBIT to costs associated with the Frankfurt POM turnaround of approximately $30 million and lower affiliate earnings. Despite the major turnaround lasting six weeks, the business successfully met higher demand across the industry. Affiliate earnings declined $6 million sequentially due primarily to the sale of the Polyplastics JV.
Acetyl Chain
The Acetyl Chain generated net sales of $910 million, due to a 10 percent pricing increase and a 6 percent volume increase from the prior quarter. Pricing and volume expanded sequentially due to tightened industry conditions in November and December, particularly in Chinese acetic acid. In anticipation of the Clear Lake acetic acid turnaround, the business sourced approximately 100 kt of acetic acid and VAM early in the quarter to continue to reliably supply customers. The business also successfully offset the impact of year end seasonality, resulting in reduced emulsions sales, by pivoting to sell 7 percent more tonnage in acetic acid and VAM compared to the prior quarter. The Acetyl Chain generated GAAP operating profit of $186 million and adjusted EBIT of $187 million, at margins of 20 percent and 21 percent, respectively. Despite higher raw material costs and the impact of a $10 million turnaround at the Clear Lake facility, the Acetyl Chain leveraged improved industry dynamics to deliver approximately 50 percent earnings growth over the prior quarter.
Acetate Tow
Acetate Tow recorded net sales of $134 million, which reflected a sequential volume increase of 4 percent. Fourth quarter GAAP operating profit was $30 million and adjusted EBIT was $59 million, consistent with the prior quarter and reflecting the stabilized earnings profile of the business. Dividends from affiliates in the fourth quarter were $29 million and flat sequentially.

Cash Flow and Tax
The Company generated 2020 operating cash flow and free cash flow of $1.3 billion and $950 million, respectively. Capital expenditures in 2020 were $364 million and consistent with the prior year. The Company returned $943 million in cash to shareholders during 2020, including $650 million of share repurchases and $293 million of dividends. Celanese completed $389 million of share repurchases during the fourth quarter of 2020 and has approximately $1.1 billion remaining under the current share repurchase authorization as of the end of 2020.
The effective US GAAP tax rate was 11 percent for 2020 compared to 13 percent for 2019, primarily due to the tax impact of certain divestitures and reorganization transactions, partially offset by adjustments to uncertain tax positions and valuation allowances on tax attribute carryforwards for future periods. The tax rate for adjusted earnings per share was 12 percent for 2020, 1 percent lower year over year, due to the utilization of foreign tax credits in 2020.
Outlook
"We were encouraged by the broad continuation in recovery across the fourth quarter and the fact that most end markets have reached pre-COVID demand levels," continued Ryerkerk. "While the pandemic remains a challenge to how we work and we closely monitor the current resurgence in the US and Europe, we successfully ended 2020 with strong performance and entered 2021 with momentum. At this point, we expect current demand conditions, including favorable Acetyl Chain industry dynamics, will persist through the first quarter and anticipate first quarter 2021 adjusted earnings of $2.50 to $2.75 per share. Looking to the full year, we expect that contributions from our controllable actions including productivity, turnaround schedules, and share repurchases along with fundamental demand recovery to date will position us to deliver adjusted earnings of approximately $9.50 to $10.00 per share in 2021. With our uniquely positioned businesses and significant firepower to target high-return opportunities, Celanese remains exceptionally well-positioned to drive sustained value creation for shareholders."
The Company is unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the fourth quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on January 28, 2021. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Travis Jacobsen	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 3750	Phone: +49 174 762 8784
brandon.ayache@celanese.com	William.Jacobsen@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2020 net sales of $5.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements

This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the extent to which the COVID-19 pandemic continues to adversely impact the economic environment, market demand and our operations, as well as the pace of any economic recovery; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the extent of any resurgence in infections and the spread of the disease, and the effectiveness of any vaccines; additional governmental, business and individual actions to contain the spread of the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the extent to which these conditions depress economic activity generally and demand for our products specifically and affect the financial markets; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures; the risk that we could be exposed to liability, negative publicity or reputational harm related to any incidents of actual or perceived transmission of COVID-19 among employees at our facilities; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about January 28, 2021 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(In $ millions, except share and per share data)
Net sales	1,591	1,411	1,432
Cost of sales	(1,215)	(1,084)	(1,116)
Gross profit	376	327	316
Selling, general and administrative expenses	(137)	(106)	(125)
Amortization of intangible assets	(5)	(6)	(6)
Research and development expenses	(20)	(19)	(17)
Other (charges) gains, net	(2)	(10)	(102)
Foreign exchange gain (loss), net	(3)	(2)	2
Gain (loss) on disposition of businesses and assets, net	(6)	—	—
Operating profit (loss)	203	184	68
Equity in net earnings (loss) of affiliates	21	25	48
Non-operating pension and other postretirement employee benefit (expense) income	(66)	28	(71)
Interest expense	(26)	(28)	(28)
Interest income	2	1	2
Dividend income - equity investments	28	29	24
Gain (loss) on sale of investments in affiliates	1,408	—	—
Other income (expense), net	1	2	(2)
Earnings (loss) from continuing operations before tax	1,571	241	41
Income tax (provision) benefit	(117)	(30)	3
Earnings (loss) from continuing operations	1,454	211	44
Earnings (loss) from operation of discontinued operations	(1)	(2)	1
Income tax (provision) benefit from discontinued operations	1	—	—
Earnings (loss) from discontinued operations	—	(2)	1
Net earnings (loss)	1,454	209	45
Net (earnings) loss attributable to noncontrolling interests	(1)	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	1,453	207	43
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	1,453	209	42
Earnings (loss) from discontinued operations	—	(2)	1
Net earnings (loss)	1,453	207	43
Earnings (loss) per common share - basic
Continuing operations	12.56	1.77	0.35
Discontinued operations	—	(0.02)	0.01
Net earnings (loss) - basic	12.56	1.75	0.36
Earnings (loss) per common share - diluted
Continuing operations	12.50	1.76	0.35
Discontinued operations	—	(0.01)	0.01
Net earnings (loss) - diluted	12.50	1.75	0.36
Weighted average shares (in millions)
Basic	115.7	118.0	120.3
Diluted	116.3	118.6	120.9

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2020	2019
	(In $ millions, except share and per share data)
Net sales	5,655	6,297
Cost of sales	(4,362)	(4,691)
Gross profit	1,293	1,606
Selling, general and administrative expenses	(482)	(483)
Amortization of intangible assets	(22)	(24)
Research and development expenses	(74)	(67)
Other (charges) gains, net	(39)	(203)
Foreign exchange gain (loss), net	(5)	7
Gain (loss) on disposition of businesses and assets, net	(7)	(2)
Operating profit (loss)	664	834
Equity in net earnings (loss) of affiliates	134	182
Non-operating pension and other postretirement employee benefit (expense) income	17	(20)
Interest expense	(109)	(115)
Refinancing expense	—	(4)
Interest income	6	6
Dividend income - equity investments	126	113
Gain (loss) on sale of investments in affiliates	1,408	—
Other income (expense), net	5	(8)
Earnings (loss) from continuing operations before tax	2,251	988
Income tax (provision) benefit	(247)	(124)
Earnings (loss) from continuing operations	2,004	864
Earnings (loss) from operation of discontinued operations	(14)	(8)
Income tax (provision) benefit from discontinued operations	2	2
Earnings (loss) from discontinued operations	(12)	(6)
Net earnings (loss)	1,992	858
Net (earnings) loss attributable to noncontrolling interests	(7)	(6)
Net earnings (loss) attributable to Celanese Corporation	1,985	852
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	1,997	858
Earnings (loss) from discontinued operations	(12)	(6)
Net earnings (loss)	1,985	852
Earnings (loss) per common share - basic
Continuing operations	16.95	6.93
Discontinued operations	(0.10)	(0.05)
Net earnings (loss) - basic	16.85	6.88
Earnings (loss) per common share - diluted
Continuing operations	16.85	6.89
Discontinued operations	(0.10)	(0.05)
Net earnings (loss) - diluted	16.75	6.84
Weighted average shares (in millions)
Basic	117.8	123.9
Diluted	118.5	124.7

Consolidated Balance Sheets - Unaudited

	As of December 31,
	2020	2019
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	955	463
Trade receivables - third party and affiliates, net	792	850
Non-trade receivables, net	450	331
Inventories	978	1,038
Marketable securities	533	40
Other assets	55	43
Total current assets	3,763	2,765
Investments in affiliates	820	975
Property, plant and equipment, net	3,939	3,713
Operating lease right-of-use assets	232	203
Deferred income taxes	259	96
Other assets	411	338
Goodwill	1,166	1,074
Intangible assets, net	319	312
Total assets	10,909	9,476
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	496	496
Trade payables - third party and affiliates	797	780
Other liabilities	680	461
Income taxes payable	—	17
Total current liabilities	1,973	1,754
Long-term debt, net of unamortized deferred financing costs	3,227	3,409
Deferred income taxes	509	257
Uncertain tax positions	240	165
Benefit obligations	643	589
Operating lease liabilities	208	181
Other liabilities	214	223
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(4,494)	(3,846)
Additional paid-in capital	257	254
Retained earnings	8,091	6,399
Accumulated other comprehensive income (loss), net	(328)	(300)
Total Celanese Corporation stockholders' equity	3,526	2,507
Noncontrolling interests	369	391
Total equity	3,895	2,898
Total liabilities and equity	10,909	9,476